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                                                                    EXHIBIT 99.3


For Immediate Release

                 LITHIUM TECHNOLOGY CORPORATION ANNOUNCES UPDATE
                     ON MERGER WITH PACIFIC LITHIUM LIMITED

PLYMOUTH MEETING, PENNSYLVANIA, JUNE 13, 2000 - Lithium Technology Corporation - a pilot line stage lithium polymer battery manufacturer - ("LTC", "the Company") (OTC Bulletin Board LITH.OB) today announced the latest status of the planned strategies and timetable for events related to the pending merger with Pacific Lithium Limited ("PLL") of New Zealand.

LTC previously reported in its March 31 10-Q filing that it anticipated holding a meeting of LTC's shareholders on July 31, 2000 to vote on the merger which would be completed at the time of the Initial Public Offering (IPO) of Ilion Technology Corporation, the successor to PLL. Both the merger and the Ilion IPO will involve registration statement filings with the Securities and Exchange Commission (SEC). LTC and PLL have determined that the SEC filing and review process of the two registration statements will be facilitated by completing the Ilion IPO prior to the LTC shareholder meeting and merger. The Ilion IPO is a condition precedent to the merger. LTC and PLL have modified their merger agreement to reflect this new situation.

LTC understands that, subject to market and other conditions, PLL currently anticipates completing the Ilion IPO by October, 2000 only by means of a prospectus. As a result of this new timetable, LTC anticipates that the LTC shareholder meeting to approve the merger will occur in the November-December, 2000 time frame, with the merger closing immediately thereafter. LTC shareholders will be able to continue to trade LTC stock until the merger takes place.

Mr. David J. Cade, Chairman and CEO of LTC said: "Based on emerging market opportunities and as part of the strategy of merging into Ilion, LTC has now refocused its unique large footprint cell manufacturing technology and market activities to automotive battery applications, including Hybrid Electric Vehicles (HEVs). LTC is developing a 3 kWh lithium-ion polymer HEV battery which meets generic specifications of existing HEVs. Completion of the first working prototype is targeted for the third quarter of 2000."

Updating information on other key filings, an SB-2 registration statement registering certain shares of LTC warrant holders and note holders is expected in July, incorporating PLL's year end financials. Meanwhile, the consent solicitation increasing LTC's common stock share cap to enable compliance with terms of the LTC/PLL merger is in the process of being voted upon by LTC shareholders, with a closing date of June 15, 2000. The consent solicitation was mailed to shareholders on May 2, 2000.

LTC also announced that Dr. George R. Ferment, the President and Chief Operating Officer and a director, resigned from the Company effective May 31, 2000, and will continue to provide consulting services to the Company.


The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements.

CONTACT:
Joseph C. Calio III
VP of Sales and Marketing
Lithium Technology Corporation
Phone: (610) 940-6090 Ext. 129
Fax: (610) 940-6091
E-mail: jcalio@lithiumtech.com

             ADVANCED SOLID STATE BATTERIES FOR TODAY AND TOMORROW(SM)